TIMOTHY J. McCARTNEY*
                                 Attorney-at-Law
                                   9 Elsa Way
                          Richboro, Pennsylvania 18954
                                     ------
                            Telephone (215) 396-7156
                            Facsimile (215) 396-7157

* Member of N.Y. Bar


October 29, 1999


Mark Solutions, Inc.
1551 Broad Street
Bloomfield, New Jersey 07003


Gentlemen:

I have acted as counsel to Mark Solutions, Inc. ("Mark") in connection with Post Effective Amendment No. 1 on Form S-3 (the "Registration Statement") by Mark under the Securities Act of 1933, as amended (the "Securities Act") of 3,750,000 shares of Mark Common Stock, $.01 par value (the "Shares") and the related prospectus.

On the basis of such investigation as I have deemed necessary, I am of the opinion that:


1. The Shares underlying the Preferred Stock have been duly authorized, reserved or issued by Mark and, upon such issuance will be duly authorized, validly issued, fully paid and nonassessable.

2. The 343,750 Shares underlying the Warrants have been duly authorized and reserved for issuance by Mark and when issued by Mark in accordance with the terms of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.


I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" set forth in the prospectus.



Very Truly Yours,


Timothy J. McCartney